77B Report of Independent Registered Public Accounting Firm

To the Trustees and Holders of Columbia Funds Master
Investment Trust, LLC:

In planning and performing our audit of the financial statements of Columbia International Value Master Portfolio (hereafter referred to as the "Portfolio") as of and for the year ended February 28, 2009, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Portfolio's internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio's internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Portfolio's internal control over financial reporting.

The management of the Portfolio is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A portfolio's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A portfolio's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the portfolio; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the portfolio are being made only in accordance with authorizations of management and trustees of the portfolio; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a portfolio's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Portfolio's annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Portfolio's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Portfolio's internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of February 28, 2009.

This report is intended solely for the information and use of management and the Board of Trustees of the Portfolio and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
April 22, 2009



77E Legal Proceedings Note

Columbia Nations Funds

Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. (collectively, the "Columbia Group") are subject to a settlement agreement with the New York Attorney
General ("NYAG") (the "NYAG Settlement") and a settlement order with the SEC (the "SEC Order") on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the Columbia Group (or predecessor entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling $375 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires Columbia Management Advisors, LLC and its affiliates to reduce management fees for certain funds in the Columbia family of mutual funds in a projected total of $160 million over five years through November 30, 2009 and to make certain disclosures to investors relating to expenses. In connection with the Columbia Group providing services to the Columbia Funds, the Columbia Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Pursuant to the SEC Order and related procedures, the $375 million in settlement amounts described above, of which approximately $90 million has been earmarked for certain Columbia Funds and their shareholders, is being distributed in accordance with a distribution plan developed by an independent distribution consultant and approved by the SEC on December 27, 2007. Distributions under the distribution plan began in mid-June 2008.

Civil Litigation
In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including Banc of America Capital Management, LLC ("BACAP," now known as Columbia Management Advisors, LLC) and BACAP Distributors, LLC (now known as Columbia Management Distributors, Inc.) (collectively "BAC"), Nations Funds Trust (now known as Columbia Funds Series Trust) and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds Trust, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action.

On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases. On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. The settlement is subject to court approval. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court. The stipulation has not yet been presented to the court for approval.


Item 77Q1(e):

Investment Advisory Agreement, dated September 30, 2005 and
Schedule I, dated November 10, 2008, is attached herewith:


INVESTMENT ADVISORY AGREEMENT
COLUMBIA FUNDS MASTER INVESTMENT TRUST


	THIS AGREEMENT is made as of September 30, 2005, by and between COLUMBIA FUNDS MASTER INVESTMENT TRUST, a Delaware statutory trust ("Master Trust"), and COLUMBIA MANAGEMENT ADVISORS, LLC, a Delaware limited liability company (the "Adviser"), on behalf of those portfolios of Master Trust now or hereafter identified on
Schedule I hereto (each a "Master Portfolio" and collectively, the "Master Portfolios").

	WHEREAS, Master Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

	WHEREAS, the Adviser is registered with the Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act") as an investment adviser;

	WHEREAS, Master Trust and the Adviser desire to enter into an agreement to provide for investment advisory services to Master Trust upon the terms and conditions hereinafter set forth; and

	WHEREAS, Master Trust and the Adviser contemplate that certain duties of the Adviser under this Agreement will be delegated to one or more investment sub-adviser(s) (the "Sub-Adviser(s)") pursuant to separate sub-advisory agreement(s) (the "Sub-Advisory Agreement(s)");

	NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties hereto as follows:

	1.	Appointment.  Master Trust hereby appoints the Adviser
to act as investment adviser to each Master Portfolio for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. In the event that Master Trust establishes one or more portfolios other than the Master Portfolios with respect to which it desires to retain the Adviser to act as investment adviser hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services under this Agreement it shall notify Master Trust in writing whereupon such portfolio shall become a Master Portfolio hereunder and shall be subject to the provisions of this Agreement except to the extent that said provisions (including those relating to the compensation payable by the Master Portfolio to the Adviser) are modified with respect to such Master Portfolio in writing by Master Trust and the Adviser at the time.

	2.	Delegation of Responsibilities.   Subject to the approval
of Master Trust's Board of Trustees and, if required, the interestholders of the Master Portfolios, the Adviser may, pursuant to the Sub-Advisory Agreement(s), delegate to the Sub-Adviser(s) those of its duties hereunder identified in the Sub-Advisory Agreement(s), provided that the Adviser shall continue to supervise and monitor the performance of the duties delegated to the Sub-Adviser(s) and any such delegation shall not relieve
the Adviser of its duties and obligations under this Agreement.   The
Adviser shall be solely responsible for compensating the Sub-Adviser(s) for services rendered under the Sub-Advisory Agreement(s).

	3.	Delivery of Documents.  Master Trust has furnished the
Adviser with copies, properly certified or authenticated, of each of the following:

		(a)	Master Trust's Certificate of Trust, as filed
with the Secretary of State of Delaware on January 14, 1999, and Declaration of Trust and all amendments thereto (such Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the "Declaration of Trust");

		(b)	Master Trust's By-Laws and amendments thereto
(such By-Laws, as presently in effect and as it shall from time to time be amended, is herein called the "By-Laws");

		(c)	votes of Master Trust's Board of Trustees
authorizing the appointment of the Adviser and approving this Agreement;

		(d)	Master Trust's Registration Statement, as
amended, on Form N-1A under the 1940 Act (File No. 811-09347); and

		(e)	the most recent prospectus of Master Trust
relating to each Master Portfolio (such prospectus together with the related statement of additional information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus").

	Master Trust will furnish the Adviser from time to time with copies of all amendments of or supplements to the foregoing, if any.

	4.	Management.  Subject to the supervision of Master
Trust's Board of Trustees, the Adviser will provide a continuous investment program for each Master Portfolio, including investment research and management with respect to all securities, investments, cash and cash equivalents in each Master Portfolio. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Master Portfolios and will place the daily orders for the purchase or sale of securities. The Adviser will provide the services rendered by it under this Agreement in accordance with each Master Portfolio's investment objective, policies and restrictions as stated in the Prospectus and votes of Master Trust's Board of Trustees. The Adviser further agrees that it will:

		(a)	update each Master Portfolio's cash availability
throughout the day as required;

		(b)	maintain historical tax lots for each portfolio
security held by each Master Portfolio;

		(c)	transmit trades to Master Trust's custodian for
proper settlement;

		(d)	maintain all books and records with respect to
each Master Portfolio's securities and transactions;

		(e)	supply Master Trust and its Board of Trustees with
reports and statistical data as requested; and

		(f)	prepare a quarterly broker security transaction
summary and monthly security transaction listing for each Master Portfolio.

	5.	Other Covenants.  The Adviser agrees that it:

		(a)	will comply with all applicable Rules and
Regulations of the Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law, including but not limited to the 1940 Act and the Advisers Act;

		(b)	will use the same skill and care in providing
such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

		(c)	will not make loans to any person to purchase or
carry Master Portfolio shares;

		(d)	will place orders pursuant to its investment
determinations for the Master Portfolios either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of each Master Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker/dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Master Portfolio(s) and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized, subject to the prior approval of Master Trust's Board of Trustees, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any Master Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to the particular Master Portfolio and to Master Trust. In addition, the Adviser is authorized to take into account the sale of shares of Master Trust in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser or Master Trust's principal underwriter), provided that the Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will portfolio securities be purchased from or sold to the Adviser or Master Trust's principal underwriter for the Master Portfolios or an affiliated person of either acting as principal or broker, except as permitted by the Commission or applicable law;

		(e)	will maintain a policy and practice of conducting
its investment advisory services hereunder independently of the commercial banking operations of its affiliates. In making investment recommendations for a Master Portfolio, its investment advisory personnel will not inquire or take into consideration whether the issuer (or related supporting institution) of securities proposed for purchase or sale for the Master Portfolio's account are customers of the commercial departments of its affiliates. In dealing with commercial customers, such commercial departments will not inquire or take into consideration whether securities of those customers are held by the Master Portfolio; and

		(f)	will treat confidentially, and as proprietary
information of Master Trust, all records and other information relative to Master Trust and prior, present or potential interestholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by Master Trust, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Master Trust).

	6.	Services Not Exclusive.  The services furnished by the
Adviser hereunder are deemed not to be exclusive, and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. To the extent that the purchase or sale of securities or other investments of the same issuer may be deemed by the Adviser to be suitable for two or more accounts managed by the Adviser, the available securities or investments may be allocated in a manner believed by the Adviser to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Master Portfolio or the size of the position obtainable for or disposed of by a Master Portfolio.

	7.	Books and Records.  In compliance with the requirements
of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for each Master Portfolio are the property of Master Trust and further agrees to surrender promptly to Master Trust any of such records upon Master Trust's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

	8.	Expenses.  During the term of this Agreement, the Adviser
will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Master Portfolios. In addition, if the aggregate expenses borne by any Master Portfolio in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which its shares are registered or qualified for sale to the public, the Adviser together with the Master Portfolio's administrator(s) shall reimburse such Master Portfolio for such excess in proportion to the fees otherwise payable to them for such year. The obligation of the Adviser to reimburse Master Trust hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, the Adviser shall reimburse Master Trust for the full amount of its share of any such excess expenses regardless of the fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over Master Trust so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

	9.	Compensation.  For the services provided to each Master
Portfolio and the expenses assumed pursuant to this Agreement, Master Trust will pay the Adviser and the Adviser will accept as full compensation therefor a fee for that Master Portfolio determined in accordance with Schedule I attached hereto. The fee attributable to each Master Portfolio shall be a separate charge to such Master Portfolio and shall be the several (and not joint or joint and several) obligation of each such Master Portfolio. Master Trust and the Adviser may, from time to time, agree to reduce, limit or waive the amounts payable hereunder with respect to one or more Master Portfolios for such period or periods they deem advisable.

	10.	Limitation of Liability.  The Adviser shall not be liable
for any error of judgment or mistake of law or for any loss suffered by Master Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser or any of its officers, directors, employees or agents, in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

	11.	Term and Approval.  This Agreement shall become effective
when approved, and shall continue in effect until the second anniversary of its effective date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods ending on January 1, provided that the continuation of the Agreement is specifically approved at least annually:

		(a)(i) by Master Trust's Board of Trustees or (ii) by the vote of "a majority of the outstanding voting securities" of the Master Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

		(b)	by the affirmative vote of a majority of Master
Trustees of Master Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of Master Trust), by votes cast in person at a meeting specifically called for such purpose.

	12.	Termination.  This Agreement may be terminated at any
time with respect to:

		(a)	a Master Portfolio, without the payment of any
penalty, by vote of Master Trust's Board of Trustees or by vote of a majority of a Master Portfolio's outstanding voting securities, or by the Adviser, upon written notice to the other parties to this Agreement; or

		(b)	by the Adviser on sixty (60) days' written notice
to the other parties to this Agreement.

		Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

	13.	Amendment of this Agreement.  No provision of this
Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement affecting a Master Portfolio shall be effective until approved by vote of a majority of the outstanding voting securities of such Master Portfolio. However, this shall not prevent the Adviser from reducing, limiting or waiving its fee.

	14.	Release.  The names "Columbia Funds Master Investment
Trust" and "Trustees of Columbia Funds Master Investment Trust" refer respectively to Master Trust created and Master Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust and the Certificate of Trust dated January 14, 1999, as amended on September 26, 2005, which is hereby referred to and copies of which are on file at the principal office of Master Trust. The obligations of "Columbia Funds Master Investment Trust" entered into in the name or on behalf thereof by any of Master Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of Master Trustees, interestholders, or representatives of Master Trust personally, but bind only Master Trust Property (as defined in the Declaration of Trust) and all persons dealing with any class of shares of Master Trust must look solely to Master Trust Property belonging to such class for the enforcement of any claims against Master Trust.

	15.	Miscellaneous.  The captions in this Agreement are
included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and shall be governed by Delaware law.

	16.	Counterparts.  This Agreement may be executed in any
manner of counterparts, each of which shall be deemed an original.




IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


	               COLUMBIA FUNDS MASTER INVESTMENT TRUST
	               on behalf of the Master Portfolios

	               By:  /s/ Christopher L. Wilson
		            Christopher L. Wilson
		            President


	               COLUMBIA MANAGEMENT ADVISORS, LLC

	              By:  /s/ Roger Sayler
	                   Roger Sayler
	                   Executive Vice President




                                SCHEDULE I

	Master Trust shall pay the Adviser as full compensation for services provided and expenses assumed hereunder an advisory fee for each Master Portfolio, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Master Portfolio:


Master Portfolio   Rate of  Compensation          Effective Date

Columbia International Value Master Portfolio     10/15/1999
                   * 0.85% up to $500 million     amended rate 12/01/04
                   * 0.80% in excess of $500
                     million and up to $1 billion
                   * 0.75% in excess of $1
                     billion and up to $1.5 billion
                   * 0.70% in excess of $1.5
                     billion and up to $3 billion
                   * 0.68% in excess of $3
                     billion up to $6 billion
                   * 0.66% in excess of $6
                     billion

Effective as of the 10th day of November, 2008.

           COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC on behalf of the Master Portfolio

           By:  /s/ J. Kevin Connaughton
                J. Kevin Connaughton
                Senior Vice President and Chief Financial Officer


           COLUMBIA MANAGEMENT ADVISORS, LLC

           By: /s/ Christopher L. Wilson
               Christopher L. Wilson
               Managing Director